Exhibit 99.1

Cascade Microtech Reports Third Quarter 2006 Results

Record Quarterly Revenue of $23.0 million, Up 17% Sequentially and Diluted EPS of $0.10

PORTLAND, Ore.—(BUSINESS WIRE)—October 24, 2006—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the third quarter ended September 30, 2006.

Highlights for the third quarter include:

•                  Record revenue of $23.0 million, up 17% over Q2 of this year

•                  $18.2 million Engineering Products division revenue, up 13% over Q2 of this year

•                  $4.8 million Production Probes division revenue, up 33% over Q2 of this year

•                  Diluted EPS of $0.10 compared to $0.07 for Q2 of this year

•                  Cash and investments at the end of the quarter were $54.9 million, up $3.0 million from the end of last year.

“We are pleased to report record revenue for our third quarter of 2006,” said Eric Strid, CEO of Cascade Microtech. “We had a strong quarter in both divisions.”

Revenue for the third quarter was $23.0 million, an increase of 17% over $19.6 million in the second quarter of 2006. Net income for the third quarter was $1.2 million and diluted earnings per share were $0.10, compared to net income of $0.8 million and diluted earnings per share of $0.07 for the second quarter of 2006.

Beginning in January 2006 we were required to expense the costs of stock options through our income statement under SFAS 123R. This resulted in a charge to earnings of approximately $516,000 during the third quarter of 2006 compared to a charge of $447,000 in the second quarter of 2006.

Gross margin for the third quarter was 43.2% compared to 44.6% in the second quarter of 2006 primarily due to additional production costs and a change in product mix.

At September 30, 2006, the Company had cash and investments of $54.9 million, up from $51.9 million at December 31, 2005.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that fourth quarter 2006 revenues will be in the range of $21.0 million to $23.0 million; and that diluted earnings per share will be in the range of $0.07 to $0.12, including stock compensation expense under SFAS 123R .

About Cascade Microtech

Cascade Microtech, Inc. (Nasdaq: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions who need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s highly reliable production wafer test solutions provide the semiconductor industry with leading-edge probe cards that reduce manufacturing costs of complex semiconductors. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release in the paragraph above captioned “Financial Outlook” are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on October 24, 2006 to discuss its results for the third quarter ended September 30, 2006.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 80836239; International: 617-801-6888.)

CASCADE MICROTECH, INC.
AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year to Date Ended
	September 30,	June 30,	September 30,	September 30,
	2006	2006	2005	2006	2005

Sales	$22,950	$19,598	$18,987	$62,247	$55,959

Cost of sales	12,929	10,739	10,110	34,688	29,251
Stock-based compensation	107	113	11	332	33

Gross profit	9,914	8,746	8,866	27,227	26,675

Operating expenses:
Research and development (includes $77, $76, $6, $230 and $14, respectively, of stock-based compensation)	2,231	2,150	1,758	6,379	5,070
Selling, general and administrative (includes $332, $258, $24, $854 and $60, respectively, of stock-based compensation)	6,222	5,808	4,939	18,039	14,735

Total operating expenses	8,453	7,958	6,697	24,418	19,805

Income from operations	1,461	788	2,169	2,809	6,870

Other income (expense):
Interest income	428	405	276	1,195	746
Interest expense	—	—	—	—	(16)
Other, net	272	(10)	(18))	319	772

Total other income (expense)	700	395	258	1,514	1,502

Income before income taxes	2,161	1,183	2,427	4,323	8,372

Provision for income taxes	929	387	279	1,639	1,498

Net income	$1,232	$796	$2,148	$2,684	$6,874

Net income per share:
Basic	$0.11	$0.07	$0.19	$0.24	$0.63
Diluted	$0.10	$0.07	$0.18	$0.23	$0.58

Shares used in computing net income per share:
Basic	11,475	11,411	11,154	11,420	10,979
Diluted	11,930	11,897	11,933	11,845	11,783

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	June 30,	December 31,
	2006	2006	2005
Assets

Current assets:
Cash and cash equivalents	$2,806	$2,008	$2,224
Marketable securities	44,179	46,644	48,122
Accounts receivable, net	18,729	17,399	16,182
Inventories	13,940	12,445	10,889
Prepaid expenses and other	1,901	2,047	3,000
Deferred income taxes	1,832	1,745	1,699

Total current assets	83,387	82,288	82,116

Long-term investments	7,933	4,972	1,549
Fixed assets, net	6,351	5,712	4,422
Deferred income tax	343	344	336
Other assets	2,062	1,881	1,697

	$100,076	$95,197	$90,120

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$1	$4	$8
Accounts payable	5,696	4,860	3,904
Deferred revenue	558	562	516
Accrued liabilities	5,047	4,116	3,087

Total current liabilities	11,302	9,542	7,515

Long-term debt and capital leases	—	—	—
Deferred revenue	265	241	255
Other long-term liabilities	934	802	845

Total liabilities	12,501	10,585	8,615

Stockholders’ equity:
Common stock	61,561	59,896	58,400
Deferred stock-based compensation	—	—	(142)
Unrealized holding gain (loss) on investments	7	(59)	(76)
Retained earnings	26,007	24,775	23,323

Total stockholders’ equity	87,575	84,612	81,505

	$100,076	$95,197	$90,120

Contact:      Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000
Gale Napier, Investor relations, 503 601-1000